Exhibit 6(b)

                             Muller Data Corporation
                                395 Hudson Street
                          New York, New York 10014-3622


September 18, 1997


Voyageur Fund Managers, Inc.,
One Commerce Square
Philadelphia, Pennsylvania  19103

         Re:  Delaware-Voyageur Unit Investment Trust, Series 13 (the "Fund")

Gentlemen:

         We have examined the Registration Statement File No. 333-35307 for the above captioned Fund.

         We hereby acknowledge that Muller Data Corporation is currently acting as the Evaluator for the Fund. We hereby consent to the use in the Registration Statement of the reference to Muller Data Corporation as the Evaluator for the above captioned Fund.

         You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                             Sincerely,


                                             Muller Data Corporation